Exhibit 99.1

Manitex International, Inc. Reports Third Quarter 2013 Results

Revenues Increase 8% Year-Over-Year to $57.5 Million with EPS of $0.21

On Pace to Achieve Full Year of Record Revenues and Earnings in 2013

Bridgeview, IL, November 7th, 2013—Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced third quarter 2013 results.

Third Quarter 2013 Financial Highlights:

•	Net revenues of $57.5 million rose 8% compared to $53.4 million in the prior year’s quarter and declined 8% compared to the record second quarter 2013 revenues of $62.6 million.

•	Net income of $2.6 million or $0.21 per share, increased 4.7% compared to $2.5 million and $0.21 per share for the prior year’s quarter. Excluding costs associated with the acquisition and financing of Sabre that was completed in the quarter, net income was $2.8 million or $0.23 per share.

•	EBITDA(1) for the third quarter 2013 increased 5.1% to $5.6 million, equal to 9.8% of sales, compared to $5.3 million and 10.0% of sales for the same period in 2012.

•	Consolidated backlog at September 30th, 2013 was largely unchanged at $96.7 from June 30, 2013.

Other Highlights

•	Completed the acquisition of Sabre Manufacturing on August 19, 2013 for total consideration of $14 million.

•	Completed new multi-lender North American $64 million revolving credit facilities, including Comerica Bank, Fifth Third Bank and HSBC.

•	Completed a registered direct equity offering for 1.4 million shares with net proceeds of $14 million, which was used to repay debt.

•	Subsequent to the quarter’s end, reached agreement in principle to acquire Valla SpA of Piacenza, Italy. Valla recorded $7.5 million in revenues in 2012.

Chairman and Chief Executive Officer, David Langevin commented, “Despite a very slow overall economic environment, we posted another solid quarter of growth, putting us on pace to reach a record level of sales and profits for the full year 2013. We intend to continue to grow through the introduction of innovative niche products, such as our new 15-, 30- and 70- ton crane models along with acquisitions such as Sabre, which closed during the quarter, which fit our specialized product strategy. Specifically, the third quarter was in line with our expectations, with notable improvement in our EBITDA margin to 9.8% of sales, and a steady rate for our gross margins. Given the state of the global economy, and our higher production levels, our backlog is also in good shape.”

— more —

Third quarter 2013 revenues of $57.5 million increased $4.1 million or 7.8% from the third quarter of 2012 resulting primarily from increases in revenues from boom truck cranes and equipment distribution of 19% and 34%, respectively, and a contribution from the newly acquired Sabre of $2.1 million. These increases were partially offset by lower revenues from material handling equipment. Approximately two thirds of the increase in boom truck revenues was from cranes with capacities greater than 40 tons reflecting demand for power line construction and energy uses. Lower capacity, lower margin boom trucks and chassis sales were also stronger and increased approximately $3 million in response to the slowly improving commercial construction sector, which utilizes the lower capacity, less specialized cranes. On a sequential quarter basis, in line with expectations, revenues decreased 8% from the record sales of the second quarter principally from the timing of orders being processed through production facilities particularly for material handling equipment.

Gross profit of $11.2 million was equal to 19.5% of sales, compared to $10.8 million or 20.3% for the third quarter of 2012. The small year-over-year reduction in gross margin percent was generated by an adverse sales mix including an increase in chassis sales that are sold for a nominal margin. Compared to the gross profit of $12.3 million and gross profit percent of 19.6% of the second quarter of 2013, gross profit for the third quarter 2013 was $1.1 million lower due to lower volumes but gross profit percentage was in line.

Net income for the third quarter of 2013 of $2.6 million or $0.21 in earnings per share was an increase of $0.1 million, (4.7%) over the third quarter of 2012. A $4.1 million improvement in revenue compared to the third quarter of 2012 resulted in a gross profit increase of $0.4 million. Operating expenses increased $0.2 million as a result of $0.2 million of acquisition related expense, but improved 50 basis points as a percentage of sales to 11.4%. Interest expense increased $0.3 million from costs associated with the debt financing of the Sabre acquisition that together with working capital contributed to a higher average debt level during the quarter. Excluding costs of $0.3 million related to the acquisition and the refinancing of credit facilities, net income for the quarter would have been $2.8 million or $0.23 per share.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “The quarter provided a healthy 8% year over year revenue increase, but as anticipated, was slightly below the record numbers achieved in the second quarter of 2013. With a subdued North American economy and with many European economies also under pressure, it was notable that we maintained a healthy order intake in the quarter. Backlog at September 30 was $96.7 million, providing some helpful visibility into the next few quarters. Our underlying performance reflected another solid quarter with gross margin at 19.5% and SG&A as a percentage of sales, including the one-time acquisition costs for Sabre, at 10.2% of sales. Our balance sheet position remains strong, with our debt to trailing twelve month EBITDA ratio of 2.6 times and interest coverage of 6.9 times, both ratios remaining relatively constant since December 31, 2012. We are pleased to welcome the team from Sabre into the Manitex family and look forward to the opportunity to develop that business through expanded distribution and increased presence of the Manitex brands in the domestic energy markets we serve”.

Mr.Rooke continued, “In line with our stated strategy to grow both through new product development and through complimentary acquisitions, subsequent to the end of the quarter we reached an agreement in principle, to acquire Valla SpA, a Piacenza—Italy based manufacturer of a comprehensive line of precision pick and carry cranes with lifting capacities from 2.5 ton to 90 ton. Valla cranes are sold through specialized agents and distributors for a variety of end markets such as petrochemical, construction, aerospace and automotive. Although not expected to contribute materially to our results in the immediate term, it has a unique array of highly desirable crane products that complement our niche crane offerings, extending our product portfolio and enhancing our overall market position. Valla reported 2012 annual revenues of approximately $7.5 million and EBITDA of $0.7 million. The Closing, which is subject to the execution of definitive documentation, is expected shortly.”

Outlook

Mr. Langevin continued, “Our commitment to developing great products that serve specific needs in key markets and pursuit of opportunities to expand into new product line markets through acquisitions, continue to position us well for the future. We are anticipating a strong close to the year in the fourth quarter, as we are set to deliver higher tonnage cranes, railroad cranes and other equipment against our backlog and inventory. Assuming we are able to get everything we have scheduled for production in the fourth quarter out the door, we would expect to close the year up approximately 20% on sales and earnings when compared to the previous year, achieving record level sale and earnings. We like where we are positioned in the market and we look forward to continuing to deliver superior returns to our shareholders,” concluded Mr. Langevin.

(1)	EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-4775 if calling within the United States or 1-480-629-9761 if calling internationally. A replay will be available until November 14, 2013 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4646936 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre located in Knox, Indiana, is a manufacturer of specialized equipment for mobile, above ground, liquid storage and containment solutions.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Hayden IR Peter Seltzberg Investor Relations 646-415-8972 peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$57,521	$53,380	$179,641	$148,725
Cost of sales	46,320	42,570	145,944	118,583

Gross profit	11,201	10,810	33,697	30,142
Operating expenses
Research and development costs	666	601	2,084	1,920
Selling, general and administrative expenses	5,878	5,742	19,095	17,039

Total operating expenses	6,544	6,343	21,179	18,959

Operating income	4,657	4,467	12,518	11,183
Other income (expense)
Interest expense	(837)	(578)	(2,181)	(1,845)
Foreign currency transaction gains (loss)	(20)	5	(72)	(89)
Other income (loss)	18	(77)	9	2

Total other expense	(839)	(650)	(2,244)	(1,932)

Income before income taxes	3,818	3,817	10,274	9,251
Income tax	1,197	1,313	3,087	3,188

Net income	$2,621	$2,504	$7,187	$6,063

Earnings Per Share
Basic	$0.21	$0.21	$0.58	$0.51
Diluted	$0.21	$0.21	$0.58	$0.51
Weighted average common shares outstanding
Basic	12,352,266	12,140,674	12,307,968	11,845,729
Diluted	12,403,665	12,148,776	12,349,650	11,854,322

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$3,078	$1,889
Trade receivables (net)	31,370	36,189
Accounts receivable finance	380	276
Other receivables	3,103	2,761
Inventory (net)	75,428	61,290
Deferred tax asset	1,166	1,166
Prepaid expense and other	1,927	1,206

Total current assets	116,452	104,777

Accounts receivable finance	—	307
Total fixed assets (net)	11,379	10,297
Intangible assets (net)	23,242	18,442
Deferred tax asset	2,258	2,259
Goodwill	19,880	15,283
Other long-term assets	1,073	139

Total assets	$174,284	$151,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$7,630	$6,218
Revolving credit facilities	1,921	875
Current portion of capital lease obligations	1,850	1,040
Accounts payable	23,142	25,101
Accounts payable related parties	745	839
Accrued expenses	6,975	7,745
Other current liabilities	2,677	1,533

Total current liabilities	44,940	43,351

Long-term liabilities
Revolving term credit facilities	25,681	34,357
Deferred tax liability	4,304	4,269
Notes payable	10,835	2,648
Capital lease obligations	3,328	4,000
Deferred gain on sale of building	1,743	2,028
Other long-term liabilities	1,347	1,318

Total long-term liabilities	47,238	48,620

Total liabilities	92,178	91,971

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2013 and December 31, 2012	—	—
Common Stock—no par value 20,000,000 shares authorized, 13,760,474 and 12,268,443 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	68,282	53,040
Paid in capital	1,375	1,098
Retained earnings	11,866	4,679
Accumulated other comprehensive income	583	716

Total shareholders’ equity	82,106	59,533

Total liabilities and shareholders’ equity	$174,284	$151,504

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2013	2012
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$7,187	$6,063
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	2,740	2,672
Changes in allowances for doubtful accounts	160	2
Changes in inventory reserves	(24)	128
Deferred income taxes	34	1,849
Share based compensation	584	204
Gain on disposal of fixed assets	(100)	(113)
Reserves for uncertain tax provisions	64	6
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	5,911	(9,631)
(Increase) decrease in accounts receivable finance	210	307
(Increase) decrease in inventory	(13,027)	(17,857)
(Increase) decrease in prepaid expenses	(727)	(1,190)
(Increase) decrease in other assets	(934)	16
Increase (decrease) in accounts payable	(2,801)	11,175
Increase (decrease) in accrued expense	(1,026)	1,126
Increase (decrease) in other current liabilities	666	1,257
Increase (decrease) in other long-term liabilities	(35)	(29)

Net cash used for operating activities	(1,118)	(4,015)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	139	154
Acquisition of a business	(13,000)	—
Purchase of property and equipment	(1,025)	(669)

Net cash used for investing activities	(13,886)	(515)

Cash flows from financing activities:
Proceeds from stock offering, net of issuance expenses	13,935	3,780
Borrowing on revolving term credit facilities excluding payment related to stock offering	3,102	6,447
Stock offering proceeds used to reduce revolving term credit facilities	(10,443)	—
New borrowing term loan	15,000	—
Stock offering proceeds used to pay down term loan	(3,492)	—
Net (repayments) borrowings on working capital facilities	(2,005)	3,692
New borrowings—notes payable	809	763
Note payments	(809)	(7,718)
Proceeds from capital leases	827	1,166
Payments on capital lease obligations	(817)	(502)

Net cash provided by financing activities	16,107	7,628

Net increase in cash and cash equivalents	1,103	3,098
Effect of exchange rate change on cash	86	136
Cash and cash equivalents at the beginning of the year	1,889	71

Cash and cash equivalents at end of period	$3,078	$3,305

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the three month period ended September 30, 2013, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and nine month periods ended September 30, 2013 and 2012 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income	2,621	2,504	7,187	6,063
Income tax	1,197	1,313	3,087	3,188
Interest expense	837	578	2,181	1,845
Foreign currency transaction losses (gain)	20	(5)	72	89
Other (income) expense	(18)	77	(9)	(2)
Depreciation & Amortization	967	882	2,740	2,672
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$5,624	$5,349	$15,258	$13,855
EBITDA % to sales	9.8%	10.0%	8.5%	9.3%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	September 30, 2013	June 30, 2013	December 31, 2012
Backlog	$96,684	96,637	$130,352
9/30/2013 decrease v prior period		0%	(25.9%)

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2013	December 31, 2012
Current Assets	$116,452	$104,777
Current Liabilities	44,940	43,351
Current Ratio	2.6	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	September 30, 2013	December 31, 2012
Notes payable – short term	$7,630	$6,218
Current portion of capital lease obligations	1,850	1,040
Revolving credit facilities	1,921	875
Revolving term credit facilities	25,681	34,357
Notes payable – long term	10,835	2,648
Capital lease obligations	3,328	4,000
Debt	$51,245	$49,138

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (July 1, 2012 to June 30, 2013) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period October 1, 2012 to September 30, 2013
EBITDA	$19,360
Interest Expense	2,793
Interest Cover Ratio	6.9

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	September 30, 2013	December 31, 2012
Trade receivables (net)	$31,370	$36,189
Other receivables	3,103	2,761
Inventory (net)	75,428	61,290
Less: Accounts payable	23,887	25,940
Total Operating Working Capital	$86,014	$74,300
% of Trailing Three Month Annualized Net Sales	37.4%	32.9%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
December 31, 2012	4,102
March 31, 2013	4,121
June 30, 2013	5,513
September 30, 2013	5,624
Trailing Twelve Months EBITDA	$19,360

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	September 30, 2013	December 31, 2012
Net sales	$57,521	$56,524
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$230,084	$226,096

Working capital is calculated as total current assets less total current liabilities

	September 30, 2013	December 31, 2012
Total Current Assets	$116,452	$104,777
Less: Total Current Liabilities	44,940	43,351
Working Capital	$71,512	$61,426